               Authorization Letter

10/5/2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Attn: Filing Desk

To Whom It May Concern:

By means of this letter I authorize Betsy McLaughlin, Jim McGinty and George

Wehlitz, or any of them individually, to sign on my behalf all forms required under Section 16(a) of the Securities Exchange Act of 1934, as amended,

relating to transactions involving the stock or derivative securities of

Hot Topic, Inc. (the Company).  Any of these individuals is accordingly authorized to sign any Form 3, Form 4, Form 5 or amendment thereto which I am required to file with the same effect as if I had signed them myself.

This authorization shall remain in effect until revoked in writing by me.

Yours truly,

/s/ Edgar Berner

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Edgar Berner